FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT



         This First Amendment to the Asset Purchase Agreement (the "First Amendment") is made as of the 28th day of February, 2000 by and among CLARION TECHNOLOGIES, INC., a Delaware corporation ("Clarion"), CLARION-DRAKE ACQUISITION, INC., a Michigan corporation ("Purchaser"), DRAKE PRODUCTS CORPORATION, a Michigan corporation ("Company"), and JEFFREY W. ANONICK, and MICHAEL C. MILLER ("Shareholders").

         WHEREAS, the parties entered into an Asset Purchase Agreement (the "Purchase Agreement") concerning Purchaser's acquisition of substantially all of Drake's assets; and

         WHEREAS, the parties desire to amend the Purchase Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and subject to the conditions hereinafter set forth, the parties do hereby declare and agree as follows:

         1. AMENDMENTS. Effective on the date hereof, the Asset Purchase Agreement shall be amended as set forth in this Section 1 of the First Amendment.

                  1.1 Section 1.3(a)(ii) of the Asset Purchase Agreement is amended in its entirety to read as follows:

         "Plus, two million (2,000,000) shares of Clarion's common stock, $.001 par value (the "Shares") subject to the terms of a Registration and Lock-Up Agreement in the form attached to the First Amendment as
         Exhibit 1.3(a)(ii) (the "Registration and Lock-Up Agreement");"

                  1.2 Section 1.3(a)(iii) of the Asset Purchase Agreement is amended in its entirety to read as follows:

         "Plus, an unsecured subordinated promissory note in the original principal amount of Five Million Dollars ($5,000,000) bearing interest at the rate of twelve percent (12%) per annum in the form attached to the First Amendment as Exhibit 1.3(a)(iii) (the "Promissory Note") subject to adjustment as provided in Section 1.3(f) hereof; and"

                  1.3 Section 1.3(a)(iv) of the Asset Purchase Agreement is amended in its entirety to read as follows:



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         "Plus, an unsecured subordinated promissory note in the original principal amount of Eighty Thousand Thousand Dollars ($80,000) bearing no interest in the form attached to the First Amendment as Exhibit 1.3(a)(iii) (the "SECOND PROMISSORY NOTE") subject to adjustment as provided in Section 1.3(f) and Section 9.14 hereof; and"

                  1.4 Section 8.2 of the Asset Purchase Agreement is amended in its entirety to read as follows:

         "8.2 INDEMNIFICATION BY CLARION AND THE PURCHASER.

         Clarion and the Purchaser, jointly and severally, agree to indemnify the Company and the Shareholders from and against any and all loss, liability or damage suffered or incurred by it or them by reason of (i) any untrue representation of, or breach of warranty by, Clarion or the Purchaser in any part of this Agreement, (ii) Purchaser's non-assumption of those sales representation agreements identified on
         Exhibit 1.1(b) hereto arising after the Closing Date; (iii) any nonfulfillment of any covenant, agreement or undertaking of Clarion or the Purchaser in any part of this Agreement which by its terms is to remain in effect after any Closing and has not been specifically waived in writing at such Closing by the party or parties hereof entitled to the benefits thereof, (iv) any amounts owed Derek Cushman ("Cushman") of Post Ranstad pursuant to a certain letter agreement dated January 11, 1999 from the Company to Cushman for services performed through January 31, 2000, limited to $170,000, (v) any failure to fully and completely observe, pay, perform and discharge any of the Company's outstanding obligations and liabilities assumed by Purchaser in accordance with the Liabilities Undertaking; and (vi) any and all actions, proceedings, claims, demands, suits, judgment, costs and expenses, including without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or enforcing the indemnification rights of the Company or the Shareholders pursuant to this Section 8.2"

                  1.5 The word "and" appearing at the end of first (1st) Section 8.3(h) is hereby deleted.

                  1.6 The reference to the second (2nd) Section 8.3(h) is hereby amended to read as Section 8.3(i) and the period (.) at the end of said Section 8.3(i) is hereby deleted and replaced with a semicolon (;).

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                  1.7 The following Section 8.3(j) is hereby added to the Asset
Purchase Agreement:

         "any liability, cost, expense, penalty or obligation incurred by it as a result of the Company's failure to maintain, during any period prior to Closing, authority to transact business in the State of South Carolina."

                  1.8 The following Section 9.14 is hereby added to the Asset Purchase Agreement:

         9.14 DELAY IN CLOSING PENALTY.

         Purchaser and Clarion jointly and severally agree to pay to Company a penalty in the amount of twenty seven thousand five hundred dollars ($27,500), but not to exceed fifty five thousand dollars ($55,000) in the aggregate, for each day that the Closing extends beyond February 14, 2000 ("Closing Delay Penalty"). The parties hereto agree that the aggregate Closing Delay Penalty shall be added to the principal balance of the Second Promissory Note.

                  1.9 The following Section 9.15 is hereby added to the Asset Purchase Agreement.

         9.15 CERTAIN EQUIPMENT.

         Purchaser and Clarion agree, at no cost to the Company or the Shareholders, that the Company may store on the Real Property, in its current location, certain Laser Etch equipment (the "Laser Equipment") for a period of up to two (2) years commencing on the date of Closing. Any and all expenses related to the Laser Equipment shall be the responsibility of the Company.

                  1.10 The following Section 9.16 is hereby added to the Asset Purchase Agreement.

         9.16 ADDITIONAL REAL ESTATE.

         Purchaser and Clarion agree to purchase, or to cause their designee to purchase, within six (6) months from the Closing Date, certain real estate situated Centerville Township, Anderson County, State of South Carolina, as described within an Agreement to Sell and Buy dated on or about November, 1994, by and between Millearn GeneralPartnership and the Company. The terms of such purchase shall be set forth in a separate real estate purchase agreement in form and substance that is reasonably acceptable to all parties.

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                  1.11 The following Section 9.17 is hereby added to the Asset
Purchase Agreement.

         9.17 EARLY PAYMENT OF PROMISSORY NOTE.

         Purchaser and Clarion agree that in the event Clarion undertakes, at anytime after the Closing date, a public offering or offerings of debt or equity securities, solely for cash, with aggregate gross cash proceeds to Clarion or Purchaser in excess of $25,000,000, they shall use their best efforts to cause LaSalle Bank, National Association and Bank One, Michigan, or any successor thereto, to permit Purchaser and Clarion to make a payment of principal and accrued interest on the Promissory Note in an amount equal to the lesser of the gross cash proceeds to Clarion or Purchaser in excess of $25,000,000, obtained by Clarion or Purchaser from such public offering of debt or equity securities, or the remaining unpaid balance of principal and accrued interest due under the Promissory Note ("Early Payment"). Upon receiving permission for the Early Payment, Purchaser and Clarion hereby agree to make the Early Payment.

                  1.12 The following Section 9.18 is hereby added to the Asset Purchase Agreement.

         9.18 PRIORITY OF SELLER SUBORDINATE DEBT

         Purchaser and Clarion agree that neither one of them shall incur indebtedness to a seller in connection with an acquisition that has priority over the indebtedness evidenced by the Promissory Note and the Second Promissory Note ("Seller Subordinate Debt"). Purchaser and Clarion further agree that any Seller Subordinate Debt shall be PARI PASSU or subordinate to the indebtedness evidenced by the Promissory Note and the Second Promissory Note.

         2. OTHER TERMS. In all other respects, the Purchase Agreement made between the parties shall remain unchanged and in full force and effect.

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         3. MISCELLANEOUS.

                  3.1 FURTHER ACTS. The parties agree to do all acts and things, and will execute all writings requested by each other which shall be and become necessary, proper or advisable to carry out, to put into effect and/or make operative a portion or portions of this First Amendment.

                  3.2 SUCCESSORS. This First Amendment shall be binding upon the parties to this First Amendment and their respective successors, assigns, heirs, personal representatives, executors, and administrators.

                  3.3 CAPITALIZED TERMS. Unless otherwise specifically defined in this First Amendment, or other reference is made, all capitalized terms shall have the meaning ascribed to them in the Purchase Agreement.

                  3.4 GOVERNING LAW. This First Amendment shall be construed and governed in accordance with the laws of the State of Michigan without regard to conflict of laws provisions.

                  3.5 COUNTERPARTS. This First Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. A facsimile signature shall have the same effect as an original signature and shall be binding upon the parties hereto. Upon the request of a party hereto, original signatures shall promptly be substituted for any facsimile signature.

                  3.6 ENTIRE AGREEMENT; AMENDMENT. This First Amendment and the Purchase Agreement referred to herein constitute the entire agreement of the parties to this First Amendment with respect to the subject matter of this First Amendment. This First Amendment may be amended only by a written instrument executed by all of the parties to this First Amendment.

                    [ALL SIGNATURES APPEAR ON NEXT PAGE. THE
                 REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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         IN WITNESS WHEREOF, the parties hereto have executed this First
Amendment as of the day and year first above written.



CLARION:                                    COMPANY:
CLARION TECHNOLOGIES, INC.                  DRAKE PRODUCTS CORPORATION


By: /s/ David W. Selvius                    By: /s/ Jeffrey W. Anonick
    --------------------------------            --------------------------------
                                                Jeffrey W. Anonick

Its: Chief Financial Officer                Its: President
    --------------------------------



PURCHASER:
Clarion-Drake Acquisition, Inc.             SHAREHOLDERS:


By: /s/ David W, Selvius                        /s/ Jeffrey W. Anonick
    --------------------------------            --------------------------------
                                                Jeffrey W. Anonick
Its: Chief Financial Officer
    --------------------------------

                                                /s/ Michael C. Miller
                                                --------------------------------
                                                Michael C. Miller

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